SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Commission File Number 1-5139

                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)

                                 83 Edison Drive
                              Augusta, Maine 04336
                                 (207) 623-3521
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, $5 par value
            (Title of each class of securities covered by this Form)

                       6% Preferred Stock, $100 Par Value
                 Dividend Series Preferred Stock, $100 Par Value
          (Title of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      /X/            Rule 12h-3(b)(1)(i)        / /
         Rule 12g-4(a)(1)(ii)     / /            Rule 12h-3(b)(1)(ii)       / /
         Rule 12g-4(a)(2)(i)      / /            Rule 12h-3(b)(2)(i)        / /
         Rule 12g-4(a)(2)(ii)     / /            Rule 12h-3(b)(2)(ii)       / /
                                                 Rule 15d-6                 /X/

Approximate number of holders of record as of the certification or notice record date: One.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Central Maine Power Company has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

                                            CENTRAL MAINE POWER COMPANY

                                            By: /s/ Curtis I. Call
						-------------------------
						Curtis I. Call
                                                Treasurer

Date:    September 1, 1998